RESIGNATION AND RELEASE AGREEMENT

The Resignation and Release Agreement (“Agreement”) is entered into between Lyn G. Rupich (“Ms. Rupich”) AJS Bancorp, MHC, AJS Bancorp, Inc. and A J Smith Federal Savings Bank (collectively “Bank”) or (collectively “the Bank”) to set forth the terms and conditions of Ms. Rupich’s separation from employment from the Bank.
Therefore, in consideration of the mutual promises, covenants and agreements set forth below, the parties hereby acknowledge and agree as follows~~:~~:
1.           Separation Date.  Ms. Rupich will voluntarily resign from all her positions as an employee and officer at the Bank and her employment and her employment agreement, dated November 17, 2009 (the “Employment Agreement”) will terminate effective October 8, 2010 (the “Separation Date”).
           (a)  Pay and Benefits and Health Plan Participation.  Ms. Rupich shall receive final pay at her base salary rate and pay for accrued but unused vacation for time worked through and including the Separation Date.  Ms. Rupich will also receive the benefits to which Ms. Rupich is entitled under the Bank benefit plans and stock plans, by virtue of Ms. Rupich’s service with the Bank up to and including the Separation Date.  Except as specifically provided in the Agreement, Ms. Rupich understands that she shall not be entitled to any other payment, benefits or other consideration from Bank.  Ms. Rupich will continue to be eligible to receive health, dental, life and disability insurance coverage under the Bank’s Plan through December 31, 2010, provided that she continues to pay the employee portion of the premium for such benefits during that period.  Thereafter, Ms. Rupich shall have the right to elect to continue to participate in the Bank’s group medical and dental health plans at her own expense in accordance with the requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), as amended, provided that for the first six months of coverage under COBRA, the Bank will provide a monthly premium subsidy equal to the amount it would have contributed for premiums if Ms. Rupich had remained actively employed by the Bank.

           (b)  Separation Pay.  Provided that Ms. Rupich executes the Agreement and materially complies with all of the other conditions of the Agreement, Ms. Rupich will receive separation pay in the total gross amount of One Hundred and Twenty-Five Thousand Dollars ($125,000.00) (“Separation Pay”).  Of this amount, Five Thousand Dollars of this payment is allocated as additional consideration for the release of claims arising under the Age Discrimination in Employment Act.  The Separation Pay and other payments provided for herein will be paid in four equal installments on October 15, October 29, November 26 and December 31, 2010.  In the event of Ms. Rupich’s death following the execution of this Agreement and prior to the Separation Pay being fully paid, the Bank shall accelerate and pay to Ms. Rupich’s estate, in a single lump sum, any unpaid Separation Pay as of the date of death.
           (c)  On the Separation Date, the Bank will transfer to Ms. Rupich the title to the Bank automobile which has been assigned to her for her use and it will not maintain insurance, or provide expense reimbursement on the automobile after the transfer.
           (d)  The Bank agrees that the terms of its outstanding loan and mortgage to Ms. Rupich on her personal residence will not be modified due to the termination of her employment.
           (e)  Ms. Rupich acknowledges that all payments and benefits provided in this paragraph may be subject to deductions for taxes and FICA in the amount required by law.
2.       Public Comment; References and Mutual Non-Disparagement.  Ms. Rupich’s separation from the Bank shall be publicly treated and disclosed in required disclosures, as a resignation to pursue other endeavors.  Comments made internally to Bank staff regarding Ms. Rupich’s resignation will be positive and consistent with the foregoing statement.  Ms. Rupich will be provided a positive employment reference consistent with the substance of the text contained in Exhibit A to this Agreement. Subsequent comments to prospective employers, by Mr. Butkus and other Board members will also be positive and consistent with the text of Exhibit A.

The Bank acting through  its officers at the level of senior vice president and above and the members of the 0board of directors at the Bank (the “Board”) further agrees not to disparage Ms. Rupich’s performance or character.  Ms. Rupich agrees that all comments regarding the reason for cessation of employment will be positive and consistent with the stated reason that she has resigned to pursue other endeavors.  She further agrees that she will not disparage the Bank or its directors, officers, managers, affiliates or operations, and that her comments to employees of the Bank and in the community about her cessation of employment regarding her leaving the Bank will be positive and consistent with the statements outlined above.
3.  Mutual Waivers and Releases.
           (a)  Except to enforce this Agreement, to enforce any rights under a retirement, welfare or stock plan or program, to exercise any applicable rights of indemnification as an officer, employee or former officer or employee of the Bank, or as provided in paragraph 3(c) below, Ms. Rupich, for herself, her spouse (with respect to any claims he could make relating to her employment for former employment), heirs, executors, agents or assigns (including attorneys) (hereinafter the “Rupich Releasing Parties”), hereby release and forever discharge, waive, release and hold harmless the Bank and all of its current or past subsidiaries and affiliates, shareholders, successors, assigns, directors, officers, employees and agents, (“Bank Released Parties”) from any and all liability or claims which arose or could have arisen prior to the Effective Date of signing of this Agreement, including, but not limited to, all claims relating to her Employment Agreements with the Bank, compensation, equity incentives or other terms of employment with the Bank, all claims arising under any express or implied contract, tort, statute, rule, or regulation or the common law,  including claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, as amended, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Illinois Human Rights Act, as those acts have been amended.  Ms. Rupich also agrees that if any action is brought on her behalf before any court, arbitrator, mediator or administrative body relating to claims so released, she will not accept any payments of monies in connection therewith.
           (b)  Except to enforce this Agreement, or as provided in Paragraph 3(c) below, the Bank Released Parties hereby release, and forever discharge, waive, release and hold harmless the Rupich Releasing Parties from and with respect to any and all actions, liabilities, and other claims for relief and remuneration whatsoever, known or unknown, arising prior to the Effective Date of this Agreement, including those arising out of or concerning Ms. Rupich’s employment at the Bank, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to federal, state or local statute.  The Bank also agrees that if any action is brought in its behalf  before any court, arbitrator, mediator or administrative body relating to claims so released, it will not accept any payments of monies in connection therewith.
           (c)  The Bank and Ms. Rupich do not release each other from claims involving currently unknown fraud or currently unknown criminal conduct which adversely affects the party seeking to bring such claims.
4.           Transition Assistance.  Ms. Rupich agrees that while employed by the Bank through October 8, 2010, she will support and assist the Bank and its personnel in the transition of her work for the Bank to other Bank personnel along with performing other duties for the Bank.  In particular, during such period, she will work with Bank personnel and contractors to assist and advise in the preparation of all documentation and take all steps reasonably necessary to help the Bank meet its internal and reporting requirements concerning third quarter financial statements and performance.  After the Separation Date, through and including the time she is receiving Separation Payments from the Bank, Ms. Rupich shall be reasonably available to consult with the Bank and Bank personnel and contractors, by telephone and occasionally in person, if necessary, regarding the foregoing transitional matters and other matters which she was responsible while working for the Bank, provided Ms. Rupich will not accept any responsibility for the form or content of the Bank’s third quarter Form 10-Q filing and reporting (which shall at all times be the responsibility of the Bank).  The parties agree that such consultation will be done on a reasonable and limited basis consistent with Ms. Rupich’s personal and professional obligations and endeavors and that after the filing of the Bank’s third quarter Form 10-Q, Ms. Rupich will not be required to consult in person or for more than one hour in any week.
5.  Confidentiality.  Ms. Rupich agrees that she shall at all times keep in confidence and trust all Confidential Information she obtained while in employment with Bank and shall not reveal or otherwise use such Confidential Information for her own benefit or the benefit of any other person or entity.  “Confidential Information” means any business information concerning Bank and its affiliates, investors and its customers and prospective customers that has been treated as confidential as by Bank or any of such entities that is of competitive or other business value to Bank or any of such entities.  Confidential Information includes, without limitation, trade secrets, product information, confidential revenue, sales or earnings information, confidential business relationships, confidential business plans and sales and marketing plans, personnel information, information concerning investments by or contemplated investments by Bank or such entities, information with respect to legal and regulatory compliance and all other non-public information learned by her in connection with employment with Bank.

6.  Non-solicitation of Employees.  Ms. Rupich agrees that while employed by the Bank and up to and including December 31, 2010, she will not directly or indirectly either as a principal, independent contractor, employer or other capacity solicit, hire or attempt to solicit, hire or participate in an attempt to solicit any person who during the six (6) months immediately preceding the date of such solicitation or hire was a manager, officer, or member of the Accounting Department of the Bank.
7.  Return of Property.  Ms. Rupich agrees that, no later than the close of business on the Separation Date, she will return to the Bank all Bank Property in her possession, custody or control, except for the automobile referred to in Paragraph 1(c) above.  “Property” includes all documents, records, materials, data compilations or summaries, (wherever located, and however stored, including in paper, electronic form or other form of recording or storage) computers, hardware, software, equipment, keys, access cards, identifications, vault and security codes and other physical or intellectual property of the Bank, and all copies of any of these, that have come into her possession or have been produced by her in connection with her employment by Bank.  Notwithstanding the foregoing, the Bank may request that Ms. Rupich retain certain Bank property in order to facilitate the assistance contemplated under Paragraph 4, above, which property shall be returned to the Bank on or before December 31, 2010.
8.  Confidentiality of Agreement.  Except as may be required by law or to enforce this Agreement, Ms. Rupich agrees not to disclose this Agreement or its terms to any person or entity, other than her immediate family and legal or financial advisors.  Except as required by law or regulation or to enforce this Agreement, the Bank agrees not to disclose this Agreement or its terms to any person or entity except other than its Board, its counsel, accounting or financial advisors or other individuals in the Bank with a need to know particular terms in order to administer payments and benefits provided in the Agreement.

9.  Effective Date of Agreement, Release of ADEA Claims and Consideration and Revocation Periods for Such Release.  Ms. Rupich acknowledges that she has been advised in writing hereby to consult with an attorney before signing this Agreement and that she has been represented by counsel at all times relevant to the execution of this Agreement.  The mutual waivers and releases and other provisions of this Agreement shall be immediately effective upon the execution of the Agreement by the Parties.  Provided, however, with respect to the waivers and releases arising under the Age Discrimination in Employment Act (“ADEA”), Ms. Rupich has twenty-one (21) days after receipt of this document to consider whether to accept or reject the waiver and release of such claims.  Ms. Rupich has seven (7) days after she signs this Agreement to revoke the waiver and release of claims arising under ADEA.  Any such revocation must be in writing and delivered either by hand, e-mailed, facsimile or messengered to Roger T. Brice, 333 South Wacker Dr., Chicago, IL  60606 within the seven (7) day period.  If Ms. Rupich revokes this Agreement insofar as it releases claims arising under ADEA, it shall be void as to the release of such claims and  she shall not be entitled to the payment of $5,000 allocated as consideration for release of such claims.  If Ms. Rupich does not revoke this Agreement as to ADEA claims within seven (7) days after signing it, this Agreement shall become enforceable and effective as to such claims on the eighth (8th) day after Ms. Rupich signs this Agreement.
10.  Non-admission.  The parties agree that neither this Agreement nor the furnishing of any consideration by any party for this Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability or improper or unlawful conduct of any kind.
11.  Counterparts.  The Agreement may be executed in counterparts.  The Agreement may be modified only by a written agreement signed by Ms. Rupich and an authorized representative of Bank.

12.  Successors and Assigns - Binding Effect.  The Agreement shall not be assignable by the Ms. Rupich.  The rights and obligations of the parties under the Agreement shall be binding upon and shall inure to the benefit of Bank, its affiliates, and their heirs, successors and assigns, as may be applicable.
13.  Governing Law.  The Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles.
14.  Complete Agreement.  This Agreement is the entire Agreement between Ms. Rupich and the Bank on the subjects covered herein; and all previous agreements or promises between Ms. Rupich and the Bank, specifically including the Employment Agreement, are superseded.  In the event of any dispute, the Agreement shall be construed as a whole, shall be interpreted in accordance with its fair meaning, and shall not be construed strictly for or against either Ms. Rupich or the Bank.
15.  No Mitigation or Offset.  Ms. Rupich shall have no obligation of mitigation and the Bank shall not be entitled to any remedy of offset due to subsequent employment consideration.
16.  Defense and Indemnification.  The Bank shall defend and indemnify Ms. Rupich from liability arising in the course of her employment for the Bank to the extent, and subject to the conditions, provided in the Bank’s by laws.
17. Knowing and Voluntary Agreement.  The Parties acknowledge that they have read the Agreement carefully and fully understand its terms and that this Agreement is entered into knowingly and voluntarily.

IN WITNESS WHEREOF, the undersigned have freely and voluntarily executed this Agreement, intending to be legally bound by it.

LYN G. RUPICH
/s/ Lyn Rupich
Dated: September 17, 2010

AJS BANCORP, MHC
AJS BANCORP, INC.
A J SMITH FEDERAL SAVINGS BANK

By: /s/ Thomas R. Butkus
Name: Thomas R. Butkus
Title: Chairman & Chief Executive Officer
Dated:September 17, 2010

Resignation and Release Agreement

Exhibit A

Bank Employment Reference for Ms. Rupich

Ms. Rupich has been employed by AJS Bancorp, Inc. and A.J. Smith Federal Savings Bank (the “Bank”), individually or collectively, in various positions since 1987.  During her twenty three (23) years of service Ms. Rupich has exhibited a conscientious and diligent work ethic and displayed the ability to contribute to the formulation, execution and attainment of Bank goals.  These qualities, and her managerial abilities and her particular strength in financial reporting and compliance areas enabled her to achieve and hold the position of President/Chief Operating Officer of the Bank for the last eight (8) years.  We recommend Ms. Rupich to future employers and wish her every success in her future endeavors.

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